Exhibit l

STURSBERG & VEITH

405 LEXINGTON AVENUE

SUITE 4949

NEW YORK, NEW YORK  10174-4902

(212) 922-1177

FACSIMILE (212) 922-0995

January 30, 2004

Ameritrans Capital Corporation

747 Third Avenue, 4th Floor

New York, New York 10017

Ladies and Gentlemen:

          We have acted as counsel to Ameritrans Capital Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a post-effective amendment to a registration statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, relating to the registration for resale of (i) up to 300,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), which may be sold upon the exercise of 300,000 publicly distributed warrants at an exercise price of $6.70 (the "Warrants"), which were originally issued in connection with the Company's public offering of 300,000 units completed in April 2002 (the "Unit Offering"); (ii) 30,000 shares of Common Stock which may be sold upon the exercise of the unit purchase option (the "Unit Purchase Option") granted to the Company's underwriters (the "Underwriters") in connection with the Unit Offering, which may be exercised at $21.45 per unit, each unit consisting of one share of Common Stock, one share of 9 3/8% participating preferred stock, face value $12.00 (the "Participating Preferred Stock"), and one warrant exercisable into one share of Common Stock at $8.40 per share (the "Underwriter's Warrants"); (iii) 30,000 shares of Common Stock which may be sold upon the exercise of the Underwriter's Unit Purchase Option and the underlying Underwriter's Warrants; and (iv) 30,000 shares of Participating Preferred Stock which may be sold upon the exercise of Unit Purchase Option.

          We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, opinions and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth.  In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us, and the truth and correctness of any representations and warranties contained therein.

          Based upon and subject to the foregoing, we are of the opinion that:

(i)         the shares of Common Stock issuable upon exercise of the Underwriter's Unit Purchase Option will, upon issuance and payment in accordance with the terms of the Underwriter's Unit Purchase Option, be legally issued, fully paid, and non-assessable.

(ii)        the shares of Common Stock issuable upon exercise of the Warrants and the Underwriter's Warrants issuable upon the exercise of the Underwriter's Unit Purchase Option, will, upon issuance and payment in accordance with the terms of, respectively, the Warrants and the Underwriter's Warrants, be legally issued, fully paid, and non-assessable.

 (iii)      the shares of the Participating Preferred Stock issuable upon exercise of the Underwriter's Unit Purchase Option will, upon issuance and payment in accordance with the terms of the Underwriter's Unit Purchase Option, be legally issued, fully paid, and non-assessable;

          This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus.

Very truly yours,

/s/ STURSBERG & VEITH